Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $261.1 MILLION IN NEW MIDDLE-MARKET ORIGINATIONS FOR ITS FIRST FISCAL QUARTER

CHICAGO, IL, January 10, 2014 – Golub Capital BDC, Inc. (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, today announced that it originated $261.1 million in new middle-market investment commitments during the three months ended December 31, 2013. Approximately 13% of the new middle-market investment commitments were senior secured loans, 78% were one stop loans, 8% were junior debt investments and 1% were equity securities. Of the new middle-market investment commitments, $230.5 million funded at close. In addition, during the three months ended December 31, 2013, Golub Capital BDC, Inc. invested $25.7 million in Senior Loan Fund LLC, an unconsolidated Delaware limited liability company that invests in senior secured loans and is co-managed by Golub Capital BDC, Inc. and United Insurance Company.

Overall, total investments at fair value increased by $155.7 million during the three months ended December 31, 2013 after factoring in debt repayments, sales of securities, net fundings on revolvers, and net change in unrealized gains (losses).

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, second lien, and subordinated loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $8 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings (through the firm's proprietary MiniGOLD, GOLD, and MegaGOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $300 million. Golub Capital's hold sizes range up to $250 million per transaction.

Golub Capital has been a top 3 Traditional Middle Market Bookrunner each year from 2008 through 3Q 2013 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2013, Golub Capital was awarded Finance Monthly’s Global Awards 2013 “Credit Asset Manager of the Year,” and DealMakers M&A Awards 2013 “Middle Market Lender of the Year.” In 2012, Golub Capital was awarded ACG New York Champion’s Award for “Senior Lender Firm of the Year” and the M&A Advisor award for “Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.